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                                                                    EXHIBIT 99.6

                           [BANKERS TRUST LETTERHEAD]




                                                               February __, 1995




Dear Lockheed Participant:

Please find enclosed proxy materials related to the Special Meeting of Lockheed stockholders to be held on March 15, 1995. At that meeting the stockholders will consider, among other things identified in the proxy materials, the combination of Lockheed and Martin Marietta Corporation. As a participant in the Lockheed Capital Accumulation Plan or the Lockheed Hourly Employee Savings and Stock Investment Plan - Fort Worth and Abilene Divisions you are entitled to vote the equivalent shares of Lockheed common stock allocated to your account. A voting instruction form is enclosed. You should keep the following points in mind when exercising your voting power.

- -        YOUR VOTING INSTRUCTIONS TO THE TRUSTEE ARE STRICTLY CONFIDENTIAL.
         The trustee will not disclose to Lockheed or any other party how or if you voted.

- -        All matters to be voted on at the Special Meeting are extremely important.  You should read the enclosed proxy materials carefully.

- -        YOUR INSTRUCTIONS TO THE TRUSTEE MUST BE RECEIVED NO LATER THAN CLOSE
         OF BUSINESS ON MARCH 13, 1995. IF THE TRUSTEE DOES NOT RECEIVE YOUR TIMELY VOTING INSTRUCTIONS THE TRUSTEE WILL VOTE THE EQUIVALENT SHARES ALLOCATED TO YOUR ACCOUNT IN ITS DISCRETION.

If you have any questions regarding the enclosed material, please contact Nellie Myers at Bankers Trust (213) 620-8473.

                                        Sincerely,



                                        Bankers Trust Company, Trustee